CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement File No. 333-156911 on Form N-4 of our report dated March 24, 2017, relating to the financial statements and financial highlights comprising each of the Subaccounts of Brighthouse Separate Account QPN for Variable Annuities (formerly MetLife of CT Separate Account QPN for Variable Annuities), and our report dated March 28, 2017, relating to the consolidated financial statements and financial statement schedules of Brighthouse Life Insurance Company (formerly MetLife Insurance Company USA) and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 6, 2017